EXHIBIT 10.2

SECOND AMENDMENT TO
SOTHEBY’S AMENDED AND RESTATED
RESTRICTED STOCK PLAN

          THIS SECOND AMENDMENT to the Sotheby’s Amended and Restated Restricted Stock Plan (“Second Amendment”), dated the seventh day of September, 2007 is adopted by Sotheby’s, a Delaware corporation (the “Corporation”). All capitalized terms used in this Second Amendment that are not defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS:

          A. The Sotheby’s Amended and Restated Restricted Stock Plan, as amended (the “Plan”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation in March, 2006 and approved by the shareholders of the Corporation at the Corporation’s 2006 Annual Meeting of Shareholders on May 8, 2006. The Plan was amended pursuant to a First Amendment to Sotheby’s Amended and Restated Restricted Stock Plan, dated July 28, 2006.

          B. Pursuant to Section 8.1 of the Plan, the Committee has the authority to amend the Plan. The Committee desires to and does hereby amend the Plan, as hereinafter set forth, to authorize the grant of Restricted Stock Entitlements to free share awards of the Corporation’s Common Stock that qualify for preferential personal income tax and social security tax treatment under French law.

          NOW, THEREFORE, the Plan is hereby amended by adding a new Article 12, also referred to as the French Sub-Plan as follows:

Article 12

     French Sub-Plan; For Individuals Who are French Resident Taxpayers and/or Subject to the French Social Security Scheme in France

          All Awards granted under this Article 12 (also referred to as the “French Sub-Plan”) to an Employee who is a French resident taxpayer and/or subject to the French social security scheme in France shall comply with the terms of this French Sub-Plan. The purpose of the French Sub-Plan is to grant Restricted Stock Entitlements to free share awards of the Corporation’s Common Stock that qualify for favorable income tax and social security tax treatment under French law. In the event any other provision of the Plan conflicts with a provision of this Article 12, the provision in Article 12 shall control with respect to any Award granted under Article 12. No other Award granted under the Plan shall be subject to the provisions of this Article 12.

          12.1 Definitions. The following terms shall have the following meanings for purposes of this French Sub-Plan:

          (a) “Award” means, individually or collectively, a grant of Restricted Stock Entitlements under this Article 12 to Employees who are French resident taxpayers and/or subject to the French social security scheme in France.

(b) “Disability” means a physical or mental condition corresponding to the classification in the second or third categories laid down in Article L. 341-4 of the French Code de la Securite Sociale.

          (c) “Holding Period” means a 2 year period following the applicable vesting date, during which the Employee may not sell his vested Restricted Stock Entitlements in order to qualify for preferential income tax and social security treatment under French law.

          12.2 Eligibility. An Award under the French Sub-Plan may be granted only to an Employee who is a French resident taxpayer and/or subject to the French social security scheme in France.

          12.3 Limitation on Grants Under the French Sub-Plan. Awards may not be granted to an Employee who holds more than 10% of the Corporation’s outstanding shares at the Date of Grant or an Employee who would hold more than 10% of the Corporation’s outstanding shares following the Award grant.

          12.4 Vesting Periods. Except in the case of the death or Disability of the Employee, each Award granted under the French Sub-Plan shall vest in accordance with the following schedule:

Completed Years of Employment		Cumulative
From Date of Grant		Vesting Percentage

1		0%
2		50%
3		75%
4	or more	100%

          A Participant shall be 100% vested in his Restricted Stock Entitlements in the event his employment is terminated by reason of death or Disability. In the event of death or Disability, the Holding Period described in Section 12.5 will not apply but the black out restrictions on sale described in Section 12.6 will continue to apply.

          12.5 Holding Periods. Awards granted under the French Sub-Plan shall include a Holding Period of two (2) years following each vesting date of the Restricted Stock Entitlements in order to qualify for special tax considerations under French law.

          12.6 Restrictions on Sale – Black Out Periods. Following the expiration of the Holding Period, Restricted Stock Entitlements may not be sold:

(a)	during the ten Business Days preceding and following the date on which the Corporation’s consolidated accounts, or the annual accounts, are made public; and

(b)

between (i) the date on which the directors and executive officers of the Corporation have knowledge of information which, if made public, could have a significant impact on the share price of the Common Stock; and (ii) the ten Business Days following the date on which this information has been made public.

          12.7 Restrictions on Transfer. Restricted Stock Entitlements may not be transferred, assigned, pledged or hypothecated in any manner whatsoever.

          12.8 Other Compliance with French Tax Law. Awards granted under the French Sub-Plan must also comply with any other requirements set forth by the French tax administration in effect at the Date of Grant of such Awards.

          IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

SOTHEBY’S

By	/s/ Susan Alexander

Its:	Executive Vice President Worldwide Human Resources